Exhibit 8(a)

July 16, 2010

Energy Future Intermediate Holding Company LLC

EFIH Finance Inc.

1601 Bryan Street

Dallas, Texas 75201-3411

RE: ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC AND EFIH FINANCE INC. REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

We have acted as counsel for Energy Future Intermediate Holding Company LLC, a Delaware limited liability company, and EFIH Finance Inc., a Delaware corporation, with respect to certain legal matters in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof and to which this opinion is an exhibit.

In connection therewith, we assisted in the preparation of the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Considerations” in the Registration Statement.

Subject to the limitations, conditions and qualifications set forth therein, the legal conclusions set forth in the Discussion with respect to federal income tax considerations, unless otherwise noted, constitute our opinion with respect to the matters set forth therein as of the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not, however, constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P. Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com